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                      August 30, 2022

       Ryan Burke
       Chief Financial Officer
       Senior Connect Acquisition Corp. I
       7114 East Stetson Drive, Suite 400
       Scottsdale, AZ 85251

                                                        Re: Senior Connect
Acquisition Corp. I
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed April 15,
2022
                                                            Form 10-K/A for the
fiscal year ended December 31, 2021
                                                            Filed August 26,
2022
                                                            File No. 001-39793

       Dear Mr. Burke:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction